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                                                                   EXHIBIT 23.1



               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-30039, 333-79133, 333-50554 and 333-39820) pertaining to the
1996 Stock Plan, Employee Stock Purchase Plan, Non-Employee Directors' Stock Option Plan and the Certain Non-Plan Stock Option Agreements and in the Registration Statements on Form S-3 (Nos. 333-32204, 333-55150 and 333-32764) of Aurora Biosciences Corporation of our report dated January 26, 2001, except for paragraph 3 of Note 1 and Note 12, as to which the date is March 1, 2001, with respect to the consolidated financial statements of Aurora Biosciences Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2000.


                                                      ERNST & YOUNG LLP

San Diego, California
March 8, 2001